SECOND AMENDING AGREEMENT

THIS SECOND AMENDING AGREEMENT is dated effective as of July 8, 2013,

BETWEEN:

AMERICAN BONANZA GOLD CORP., a corporation with offices in Vancouver, British Columbia ("**AmBon**")

-and-

BONANZA EXPLORATIONS INC., a wholly owned subsidiary corporation of AmBon ("**BEI**")

-and-

BRIAN TINGLE, an individual with a residence in Vancouver, British Columbia ("**Tingle**")

WHEREAS:

(A) Tingle provided a loan to AmBon in the principal amount of US$220,000 as evidenced by a promissory note dated January 4, 2013 granted by AmBon in favour of Tingle (and acknowledged and agreed to by BEI) (the "**Note**");

(B) the parties entered into an amending agreement made of, and with effect on, March 4, 2013 (the "**First Amending Agreement**"); and

(C) the parties hereto wish to further amend the Note, as set forth in this Second Amending Agreement;

NOW THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein and in the Note, the parties hereto agree to follows:

1. Interpretation

This Second Amending Agreement is supplemental to and shall form one agreement with the Note and the First Amending Agreement, and the Note, the First Amending Agreement and this Second Amending Agreement shall be read together and have effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument.

2. Amendment

The parties hereto acknowledge and agree that the date "March 4, 2013" in Section 2 of the Note, as amended by the First Amendment Agreement to read "July 8, 2013", shall be deleted and replaced instead with the date of "January 1, 2014".

3. Confirmation

The parties hereto hereby acknowledge and confirm that, except as specifically amended by the provisions of this Second Amending Agreement, all of the terms and conditions contained in the Note and

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the First Amending Agreement are and shall remain in full force and effect, unamended, in accordance with the provisions thereof.

4. **Enurement**

This Second Amending Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and assigns.

5. **Time**

Time shall be of the essence of this Second Amending Agreement.

6. **Governing Laws**

This Second Amending Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

7. **Execution in Counterpart**

This Second Amending Agreement may be executed by the parties in separate counterparts (and by facsimile transmission or by a scanned copy by electronic mail) each of which when so executed and transmitted or delivered shall be an original, but all such counterparts shall together constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have caused this Second Amending Agreement to be duly executed as of the day and year first above written.

AMERICAN BONANZA GOLD CORP.

Per: ______________________

Authorized Signatory
Name: Brian Kirwin
Title: President

BONANZA EXPLORATIONS INC.

Per: ______________________

Authorized Signatory
Name: Brian Kirwin
Title: President

____
Witness

____
BRIAN TINGLE